MANAGING DIRECTOR OF MIDAS PROMOTIONS JOINS ICE CORP BOARD OF DIRECTORS

SINGAPORE.  – May 12, 2010 – Intelligent Communication Enterprise Corporation (OTC BB: ICMC) (ICE Corp) announced today Michael Hosking, co-founder and managing director of Midas Promotions joined the ICE Corp Board of Directors as a non-executive Director with immediate effect.

Michael Hosking has been instrumental in hosting artistes from Avril Lavigne to Westlife and a roll of unsurpassed performers including Michael Jackson, Beyoncè and Black Eye Peas, to name a few.  Michael has been involved in the music industry for many years and with this experience has been invited to attend many music conferences around the world both as a guest and in many instances a key speaker.  He has been on many panels and is highly regarded.

“We are delighted to have Mr. Hosking join our Board of Directors.  Michael brings with him years of experience in the music and entertainment industry.  Michael is well liked by the artistes and well-known in the events promotion industry.  His association with ICE Corp brings an important connection to an industry that is fast becoming highly mobile-enabled,” stated Luther Jao, CEO of ICE Corp. “We have recently entered into a number of deals involving mobile content.  We are looking forward to build on that with Michael’s expertise in the music and entertainment world,” added Mr. Jao.

About Intelligent Communication Enterprise:  Intelligent Communication Enterprise Corporation (OTC BB: ICMC), (www.icecorpasia.com), headquartered in Singapore, offers a range of innovative mobile marketing solutions and communications technologies.  ICE Corp operates out of its offices in Malaysia, Philippines and Singapore.  Communications Technology and Mobile Marketing are two key areas of interest for ICE Corp. iCEsync is the brand name of ICE Corp’s Location Based Mobile Services.

This news release may contain "forward-looking" statements.  These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions.  Actual results may differ materially from the forward-looking statements in this press release.  Additional risks and uncertainties are identified and described in the Company's SEC reports.  Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Company does not undertake, and the Company specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT: Intelligent Communication Enterprise Corporation
investorrelations@whitefieldscapital.com